UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 9, 2014

Gramercy Property Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32248	06-1722127

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Fifth Avenue, 30th Floor New York, New York	10175
(Address of Principal Executive Offices)	(Zip Code)

(212) 297-1000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 9, 2014, Gramercy Property Trust Inc. (including its direct and indirect subsidiaries, the “Company” or “we” or “us”) entered into a purchase and sale contract (the “Purchase Agreement”) with the following subsidiaries of Dividend Capital Diversified Property Fund Inc.: TRT Noip Doolittle – Redondo Beach LP, a Delaware limited partnership, TRT Noip Sheila - Commerce LP, a Delaware limited partnership, TRT Noip Corporate Center Drive – Newbury Park LP, a Delaware limited partnership, TRT Noip Sylvan Way – Parsippany LLC, a Delaware limited liability company, TRT Noip Sw 80 - Plantation LLC, a Delaware limited liability company, TRT Noip Connection – Irving LP, a Delaware limited partnership, TRT Noip Maple – El Segundo LP, a Delaware limited partnership, TRT Noip Glenville - Richardson LP, a Delaware limited partnership, TRT Noip Columbia - Richfield LLC, a Delaware limited liability company, TRT Noip Corporate Drive - Dixon LLC, a Delaware limited liability company, TRT Noip Eagle LP, a Delaware limited partnership, and TRT Noip East 28 – Aurora LLC, a Delaware limited liability company (collectively, the “Sellers”) to acquire a portfolio consisting of 12 office and industrial properties (including two data centers) located in California (four properties), Texas (three properties), New Jersey (one property), Florida (one property), Ohio (one property), Illinois (one property) and Colorado (one property) (the “New Portfolio”). All of the properties in the New Portfolio are single-tenant properties comprising approximately 2,669,000 aggregate rentable square feet. The properties in the New Portfolio are 100% occupied and have a weighted average lease term of 6.7 years.

The purchase price for the New Portfolio (the “New Portfolio Acquisition”) consists of approximately $399 million, expected to consist of approximately $257 million of cash consideration, subject to customary prorations and adjustments, and the assumption of $142 million of indebtedness encumbering the New Portfolio (the “Portfolio Loan”). The Portfolio Loan bears interest at a fixed rate of 5.455% per annum and matures in July 2020.

The New Portfolio Acquisition, which is expected to close in the first quarter of 2015, is subject to lender’s consent to the assumption of the Portfolio Loan, the satisfactory completion of our due diligence, and customary closing conditions. The Purchase Agreement provides that we must acquire all twelve properties in the New Portfolio.

The Purchase Agreement contains customary representations, warranties and covenants. We made a deposit of $6 million upon execution of the Purchase Agreement. The Purchase Agreement provides for a due diligence period following execution through and including January 15, 2015 during which we may terminate the Purchase Agreement (with a full return of the signing deposit), for any reason or no reason. If we do not provide notice of termination on or prior to January 15, 2015 and if we breach the Purchase Agreement prior to the closing of the New Portfolio Acquisition, subject to certain conditions, we may be required to forfeit our $6 million signing deposit. Further, prior to the closing of the New Portfolio Acquisition, in the event that the Sellers breach the Purchase Agreement, we may terminate the Purchase Agreement or seek specific performance. Closing must occur on or before April 30, 2015.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to a Current Report on Form 8-K or to our Annual Report on Form 10-K for the year ending December 31, 2014.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 9, 2014, the Company filed an Articles Supplementary to the Company’s charter to reclassify 20,000,000 authorized shares of Excess Stock, par value $0.001 per share, as common stock, par value $0.001 per share, of the Company. The Articles Supplementary were filed with the State Department of Assessments and Taxation of Maryland on December 9, 2014, and are expected to become effective on that date. The Articles Supplementary are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On December 9, 2014, the Company issued a press release announcing the New Portfolio Acquisition. A copy of that press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

On December 9, 2014, we announced that we are forecasting expected funds from operations, or FFO, excluding property acquisition costs, other-than-temporary impairments on retained bonds and other one-time charges, which refer to as “Core FFO,” of $0.45 to $0.50 per common share for the year ending December 31, 2015. Our forecast for 2015 Core FFO assumes a $4.4 million contribution, net of tax at an effective tax rate of 36%, from our asset management business, management, general and administrative expenses of approximately $17.0 million, including non-cash stock compensation expense and property acquisitions during the year ending December 31, 2015 having an aggregate gross purchase price (including any indebtedness assumed) of between approximately $600 million and $900 million (inclusive of the New Portfolio Acquisition and approximately $56.0 million of contracted acquisitions we expect to close in the first quarter of 2015).

With respect to such forecasts, our independent registered public accounting firm has not compiled, examined, or performed any procedures with respect to this information, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with it.

Forward Looking Statements

The forecasts with respect to our expected 2015 Core FFO, which constitute forward-looking statements, are based on assumptions, estimates and analyses prepared by our management team and these forecasts are inherently speculative, are subject to substantial uncertainty, and the actual 2015 Core FFO and 2015 acquisition volume may differ materially from our forecasts. These forecasts are subject to a variety of factors and risks, including the risks set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and under Item 8.01 of our Current Report on Form 8-K filed with the SEC on September 19, 2014, and in our other periodic filings with the SEC, as well as the risk that we fail to consummate the New Portfolio Acquisition or the other properties we have under contract to acquire. Such factors and risks could materially adversely affect our actual results. These forecasts rely in large part upon assumptions, estimates and analyses we have developed based on our experience and perception of historical trends, current conditions and expected future developments, including our expected acquisition volume and acquisition pricing for 2015, as well as other factors that we consider appropriate under the circumstances, including the credit risk posed by our tenants and the historical operating results for the properties comprising the New Portfolio and the other properties we have under contract to acquire. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forecasts. There are material limitations inherent in providing projections of results for future periods. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Core FFO is a non-GAAP financial measure as defined by SEC Regulation G. Core FFO is presented as FFO excluding property acquisition costs, other-than-temporary impairments on retained bonds and other one-time charges. We believe that Core FFO is a useful supplemental measure regarding our operating performance as it provides what we believe to be a more meaningful and consistent comparison of our operating performance and allows investors to more easily compare our operating results.

We calculate FFO in accordance with the revised White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding impairment write-downs of investments in depreciable real estate and investments in in-substance real estate investments, gains or losses from debt restructurings and sales of depreciable operating properties, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs), less distributions to non-controlling interests and gains/losses from discontinued operations and after adjustments for unconsolidated partnerships and joint ventures.

FFO and Core FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of our financial performance, or to cash flow from operating activities as a measure of our liquidity, nor is it entirely indicative of funds available to fund our cash needs, including our ability to make cash distributions. Our calculation of FFO and Core FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

Item 8.01. Other Events.

Accordion Feature on Unsecured Credit Facility

On December 9, 2014, we provided notice of our exercise of the accordion feature, in the amount of $200.0 million, in connection with our $400.0 million senior unsecured credit facility, consisting of an up to $200.0 million senior revolving credit facility (the ‘‘Revolving Credit Facility’’) and a $200.0 million senior term loan facility (the ‘‘Term Facility’’ and together with the Revolving Credit Facility, the ‘‘Credit Facilities’’). We have received commitments from J.P Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, and/or their respective affiliates, in support of such exercise in full, which upon completion would increase our maximum borrowing capacity under the Credit Facilities to $600.0 million. We also intend to seek an increase to the post-exercise accordion feature of our Credit Facilities to $400 million which, if exercised in full, would bring total potential capacity under the Credit Facilities to $1 billion. Our operating partnership, GPT Property Trust LP (the “Operating Partnership”), is the borrower under the Credit Facilities and we and certain of our material subsidiaries guarantee our Operating Partnership’s obligations under the Credit Facilities.

Dividend Declaration

On December 9, 2014, we announced a fourth quarter 2014 dividend of $0.05 per common share. The dividend is payable on January 15, 2015 to holders of the Company’s common stock and to unitholders of GPT Property Trust LP of record as of the close of business on December 31, 2014.

We also announced on December 9, 2014, a dividend on the 7.125% Series B Cumulative Redeemable Preferred Stock from and including the original issue date to and including December 31, 2014 in the amount of $0.67292 per share, payable on December 31, 2014 to preferred stockholders of record as of the close of business on December 15, 2014.

Risk Factors

The Company is updating its “Risk Factors” with this report to provide additional information on risks or uncertainties that could affect the forward-looking statements in its Prospectus and Prospectus Supplements thereto:

We may fail to complete the acquisition of a portfolio of twelve office and industries properties (the “New Portfolio Acquisition”) on a timely basis or at all.

Although we expect to complete the New Portfolio Acquisition in the first quarter of 2015, the completion of the New Portfolio Acquisition is subject to the satisfactory completion of our due diligence, including review of title commitments, environmental reports, property condition and zoning reports and tenant estoppels certificates, and subject to other customary closing conditions, many of which are outside of our control, and there is no assurance that we or the sellers will fulfill such closing conditions or that the New Portfolio Acquisition will be completed on the anticipated schedule, negotiated terms or at all. In addition, in order to close on the New Portfolio Acquisition, we will be required to obtain servicer consent to our assumption of the indebtedness encumbering the twelve properties which may not be provided timely or at all. Finally, under the terms of the purchase and sale agreement, we must acquire all twelve properties to close on the New Portfolio Acquisition.  Thus, in the event we discover adverse conditions or developments at one or more properties, we would be required to acquire the property in its adverse state or terminate the New Portfolio Acquisition.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

3.1	Articles Supplementary Reclassifying 20,000,000 shares of Excess Stock, par value $0.001 per share, into shares of common stock, par value $0.001 per share, dated December 9, 2014.

99.1	Press Release dated December 9, 2014.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2014	GRAMERCY PROPERTY TRUST INC.

	By:	/s/ Jon W. Clark
	Name:	Jon W. Clark
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1	Articles Supplementary Reclassifying 20,000,000 shares of Excess Stock, par value $0.001 per share, into shares of common stock, par value $0.001 per share, dated December 9, 2014.

99.1	Press Release dated December 9, 2014.